Exhibit 10.6

AMENDMENT TO

KEY MANAGER SEVERANCE AGREEMENT

WHEREAS, IMC Global Inc., a Delaware corporation (the “Company”) and Robert M. Qualls (the “Employee”) entered into that certain Key Manager Severance Agreement as of October 25, 2002 (the “Agreement”); and

WHEREAS, the Company and the Employee desire to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the agreements and covenants contained in the Agreement, and in consideration of the agreements and covenants contained herein, the sufficiency of which is acknowledged, the Employee and the Company hereby agree to the amendment of the Agreement as follows:

1.            Paragraphs 3, 4 and 9 of Section 5(g) are amended to read as follows:

3.                                       A lump sum severance allowance in an amount which is equal to the sum of the amounts determined in accordance with the following subparagraphs (a) and (b):

(a)           an amount equal to two times the Employee’s Base Salary at the rate in effect immediately prior to Termination; and

(b)           an amount equal to two times the target award for the Employee for the year in which Termination occurs under the Company’s Management Incentive Compensation program or successor annual bonus plan in effect;

4.                                       The Company shall continue coverage under its medical and dental plans and the Employee will continue to pay employee contributions for such coverage as if an active employee until the earlier of: (i) the expiration of the two (2) year period following Termination and (ii) the date on which the Employee obtains such benefits pursuant to a subsequent employer’s benefit plan.  Such continued coverage shall count as continuation coverage under COBRA.  In addition, the Company shall continue the Employee’s coverage under its life and disability insurance policies until the earlier of: (i) the expiration of the two (2) year period following Termination and (ii) the date on which the Employee becomes eligible to participate in and receive similar benefits under a plan or arrangement sponsored by another employer or under any Company sponsored retirement plan; participation shall be on the same terms as conditions as are applicable to active employees;

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9.                                       Upon a Change in Control, any and all restrictions on any and all outstanding awards (including restricted stock awards) under the IMC Global Inc. 1988 Stock Option and Award Plan, as amended, or any successor plan shall lapse and all stock options, stock appreciation rights and other awards thereunder shall become fully (100%) vested immediately and the Employee or his permitted designee thereunder may exercise any and all outstanding options within the two (2) year period immediately following the Employee’s Termination (but not after the expiration of ten (10) years from the date of grant).

2.            Paragraphs 1of Section 5(h) are amended to read as follows:

1.                                       for the two (2) year period following Termination, the Employee will not engage or assist others in engaging in competition with the Company and its subsidiaries, directly or indirectly, whether as an employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee, consultant, agent, or otherwise, in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in as of the Effective Date of this Section 5:

3.            Section 5(h) is further amended by the renumbering of existing paragraphs 2, 3 and 4 thereof as paragraphs 5, 6 and 7, respectively and by the addition of the following new paragraphs 2, 3 and 4:

2.                                       for the two (2) year period following Termination, the Employee will not solicit, in competition with the Company, directly or indirectly, any person who is a client, customer or prospect (as such terms are defined below) (including, without limitation, purchasers of the Company’s products) for the purpose of performing services and/or providing goods and services of the kind performed and/or provided by the Company in the business of producing and distributing potash, phosphate, animal feed ingredients or salt or any other significant business in which the Company is engaged or is preparing to engage in as of the Effective Date of this Section 5;

3.                                       for the two (2) year period following Termination, the Employee will not induce or persuade or attempt to induce or persuade any employee or agent of the Company to terminate his or her employment, agency, or other relationship with the Company in order to enter into any employment, agency or other relationship with any business that is not affiliated with the Company;

4.                                       as used herein, the terms “client,” “customer” and “prospect” shall be defined as any client, customer or prospect of any business in which the Company is or has been substantially engaged within the one year period prior to Termination (i) to which or to whom the Employee submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company; (ii) with which or with whom the Employee had substantial contact relating to the business of the Company; or (iii) about which or about whom the Employee acquired substantial confidential or other information as a result of or in connection with the Employee’s employment, at any time during the one year period preceding Termination;

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement this 20 day of  October, 2004.

For the Company:	/s/ Douglas A. Pertz

Employee

/s/ Robert M. Qualls